     As filed with the Securities and Exchange Commission on April 2, 2002

                                                     Registration No. 333-75416

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                               -----------------

                                AMENDMENT NO. 3

                                      TO
                                   Form S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                                 The Gap, Inc.
            (Exact Name of Registrant as Specified in Its Charter)

           Delaware                         5651                     94-1697231
(State or Other Jurisdiction of (Primary Standard Industrial      (I.R.S. Employer
Incorporation or Organization)  Classification Code Number)      Identification Number)

                              One Harrison Street
                        San Francisco, California 94105
                                (650) 952-4400
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                               -----------------
                             Lauri Shanahan, Esq.
                   Senior Vice President and General Counsel
                                 The Gap, Inc.
                               Two Folsom Street
                        San Francisco, California 94105
                                (650) 952-4400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                               -----------------
                                WITH COPIES TO:
                             Peter Lillevand, Esq.
                      Orrick, Herrington & Sutcliffe LLP
                       Old Federal Reserve Bank Building
                              400 Sansome Street
                        San Francisco, California 94111
                                (415) 392-1122
                               -----------------
    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.



                  Subject to Completion, Dated April 2, 2002


PROSPECTUS

                                [LOGO] Gap Inc.

                                 THE GAP, INC.

                               Offer to Exchange

    8.15% Notes Due December 15, 2005     8.80% Notes Due December 15, 2008
    Which Have Been Registered Under      Which Have Been Registered Under
       the Securities Act of 1933            the Securities Act of 1933

                   for                                   for

  $200,000,000 Outstanding Unregistered $500,000,000 Outstanding Unregistered
    8.15% Notes Due December 15, 2005     8.80% Notes Due December 15, 2008

                 The exchange offer will expire at 5:00 p.m.,

            New York City time, on        , 2002, unless extended.


                               -----------------

Material Terms of the Exchange Offer:

   . We are offering to exchange $200,000,000 aggregate principal amount of registered 8.15% notes due December 15, 2005 for $200,000,000 aggregate principal amount of unregistered 8.15% notes due December 15, 2005 and $500,000,000 aggregate principal amount of registered 8.80% notes due December 15, 2008 for $500,000,000 aggregate principal amount of unregistered 8.80% notes due December 15, 2008.

   . The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related penalty provisions for failure to register the notes and the transfer restrictions applicable to the original notes are not applicable to the new notes.

   . Subject to the satisfaction or waiver of specified conditions, Gap will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

   . The exchange of old notes for new notes in the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See "U.S. Federal Income Tax Consequences."

   .    We will not receive any proceeds from the exchange offer.


    Investing in the new notes involves risks. See "Risk Factors" beginning on page 9 of this prospectus for a discussion of certain factors that you should consider in connection with this exchange offer and an investment in the new notes.


                               -----------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               -----------------


                 The date of this prospectus is        , 2002.

                               TABLE OF CONTENTS


   Where You Can Find More Information..................................  ii
   Forward-Looking Statements........................................... iii
   Summary..............................................................   1
   Risk Factors.........................................................   9
   Use of Proceeds......................................................  11
   Ratio of Earnings to Fixed Charges...................................  11
   The Exchange Offer...................................................  11
   Description of the New Notes.........................................  20
   U.S. Federal Income Tax Consequences.................................  30
   Plan of Distribution.................................................  33
   Legal Matters........................................................  34
   Experts..............................................................  34


    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus is accurate as of the date on the front cover of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer to sell the securities offered by this prospectus in any jurisdiction where the offer or sale is not permitted.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. Reports, proxy material and other information about us can also be inspected at the offices of the New York and Pacific Stock Exchanges.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as all future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering is completed:


    (a) Our Annual Report on Form 10-K for the fiscal year ended February 2, 2002; and



    (b) Our Current Reports on Form 8-K filed February 27, 2002, February 28, 2002, March 7, 2002, March 11, 2002 and March 22, 2002.




    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                             The Gap, Inc.
                             Two Folsom Street
                             San Francisco, CA 94105
                             Attention: Investor Relations
                             Telephone: 1-800-GAP-NEWS


    If you would like to request documents, please do so no later than five
business days before the exchange offer expires on        , 2002.


    The exchange offer is not being made to, nor will we accept surrenders for exchange from holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of that jurisdiction.

                          FORWARD-LOOKING STATEMENTS

    This prospectus and the information incorporated herein by reference contain certain forward-looking statements which reflect our current view with respect to future events and financial performance. Whenever used, the words "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements.


    Any such forward-looking statements are subject to risks and uncertainties and our future results of operations could differ materially from historical results or current expectations. Some of these risks are discussed below under the caption "Risk Factors" and in Item 1 of our Annual Report on Form 10-K for the fiscal year ended February 2, 2002, which is incorporated herein by reference, and include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging international retail environments, changes in the level of consumer spending, including as a result of the September 11th terrorist attack and its aftermath, or preferences in apparel, trade restrictions and political or financial instability in countries where our goods are manufactured and/or other factors that may be described in our filings with the SEC. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict.


    We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                                    SUMMARY

    This summary highlights all material information from the prospectus. It may not contain all of the information that is important to you. References in this prospectus to "Gap," "we," "us" and "our" refer to The Gap, Inc. and its subsidiaries. We urge you to read and review carefully this entire prospectus and the other documents to which it refers to fully understand the terms of the new notes and the exchange offer.

                                  Our Company


    We are a global specialty retailer operating stores selling casual apparel, personal care and other accessories for men, women and children under the Gap, Banana Republic and Old Navy brands. As of March 2, 2002, we operated 4,176 stores in the United States, Canada, the United Kingdom, France, Germany and Japan.


    We design virtually all of our products, which in turn are manufactured by independent sources, and sell them under our brands in the following store formats:


       Gap. Founded in 1969, Gap stores offer extensive selections of classically-styled, high quality, casual apparel at moderate price points. Products range from wardrobe basics, such as denim, khakis and T-shirts, to fashion apparel, accessories and personal care products for men and women aged teen through adult. We entered the children's apparel market with the introduction of GapKids in 1986 and babyGap in 1989. These stores offer casual basics, outerwear, shoes and other accessories in the tradition of Gap style and quality for children aged newborn through teen. We launched GapBody in 1998 offering men's and women's underwear, sleepwear and personal care products. As of March 2, 2002, we operated a total of 2,926 Gap brand stores.



       Banana Republic. Acquired in 1983 with two stores, Banana Republic now offers sophisticated, fashionable collections of dress-casual and tailored clothing and accessories for men and women at higher price points than Gap. Banana Republic products range from clothing, including intimate apparel, to personal care products and home products. As of March 2, 2002, we operated 442 Banana Republic stores.



       Old Navy. We launched Old Navy in 1994 to address the market for value-priced family apparel. Old Navy offers broad selections of apparel, shoes and accessories for adults, children and infants as well as other items, including personal care products, in an innovative, exciting shopping environment. As of March 2, 2002, we operated 808 Old Navy stores.


    We established Gap Online, a web-based store located at www.gap.com, in 1997. GapKids and babyGap web-based stores, located at www.gapkids.com and www.babygap.com, were established in 1998. Products comparable to those carried in Gap, GapKids and babyGap stores can be purchased on-line. In addition, a line of maternity apparel is available at Gap Online. Banana Republic introduced a catalog format in 1998 and Banana Republic Online, a web-based store located at www.bananarepublic.com, in 1999. Both of the new Banana Republic formats offer clothing and accessories comparable to those carried in the store collections. In 1999, we established Old Navy Online, a promotional website located at www.oldnavy.com, and began operating Old Navy Online as a web-based store in 2000. Our online and catalog businesses are offered as an extension of our store experience and are intended to strengthen our relationship with our customers.

    Our executive offices are located at Two Folsom Street, San Francisco, California 94105, and our telephone number is (650) 952-4400.

                              Recent Developments

    The estimates and expectations set forth below are forward-looking statements and are necessarily subject to significant risks and uncertainties. See "Forward-Looking Statements."

Financial Results


    On March 7, 2002, we reported sales of $720 million for the four-week period ended March 2, 2002, compared with sales of $784 million for the same period ended March 3, 2001, which represents an 8% decrease. Our comparable store sales for February 2002 were down 17%, compared to a 11% decrease in February 2001.



    On February 26, 2002, we reported net sales decreased 11% to $4.1 billion for the fourth quarter (13-week period) ended February 2, 2002, compared to $4.6 billion for the fourth quarter (14-week period) ended February 3, 2001. Our fourth quarter comparable store sales decreased 16% versus a 6% decrease during the same period last year.


    We also reported a net loss of $34 million, or $0.04 per share, for the fourth quarter ended February 2, 2002, driven by a decline in gross margins and weaker sales. These results included a $15 million after-tax charge for sub-lease losses at our headquarters facilities in California and the planned closures of distribution centers in Kentucky and Holland. Net earnings were $272 million for the fourth quarter ended February 3, 2001, or $0.31 per share.

    Net sales for the 52-week fiscal 2001 rose 1% to $13.8 billion, compared with $13.7 billion for the 53-week fiscal 2000. Comparable store sales for fiscal 2001 decreased 13% versus a 5% decrease in fiscal 2000.


    For fiscal 2001, we reported a net loss of $8 million, or $0.01 per share, including the previously announced tax charge of $131 million and after-tax charges of $73 million for cancelled product orders, workforce reductions, sub-lease losses and distribution center closures. Net earnings were $877 million, or $1.00 per share, for fiscal 2000. For further information on our financial results, you should read our Annual Report on Form 10-K for the fiscal year ended February 2, 2002.


Bank Facility




    In March 2002, we replaced our existing $1.45 billion bank facilities, $1.3 billion of which was scheduled to expire in June 2002, with a new $1.4 billion secured revolving credit facility. The new facility is secured and contains financial and other covenants, including limitations on capital expenditures, liens, cash dividends and investments, and maintenance of certain financial ratios, including a fixed-charge coverage ratio not less than 1.2:1 and 1.4:1 for fiscal 2002 and fiscal 2003, respectively, and an asset-coverage ratio of not less than 1.75:1. The new facility will be used for general corporate purposes, including trade letters of credit issuance and advances.



Convertible Note Offering



    In March 2002, we issued $1.38 billion aggregate principal amount of 5.75% senior convertible notes due March 15, 2009 at par and received the net proceeds thereof in cash. Interest is payable semi-annually on March 15 and September 15 of each year, commencing on September 15, 2002. The notes are convertible, unless previously redeemed or repurchased, at the option of the holder at any time prior to maturity, into shares of our common stock at a conversion price of $16.12 per share, subject to adjustment in certain events, for a total of approximately 85,607,940 shares.

Credit Ratings


    On January 14, 2002, Moody's Investors Service reduced our long-term senior unsecured corporate credit ratings from Baa2 to Baa3. On February 14, 2002, Moody's reduced our long and short-term senior unsecured corporate credit ratings from Baa3 to Ba2 and from Prime-3 to Not Prime, respectively, with a negative outlook on our long-term ratings, and Standard & Poor's Rating Service reduced our long and short-term corporate credit ratings from BBB+ to BB+ and from A-2 to B, respectively, with a stable outlook on our long-term ratings. On February 27, 2002, Moody's reduced our long-term senior unsecured corporate credit ratings from Ba2 to Ba3 and stated that its outlook on our long-term ratings was stable. As a result of these recent downgrades, effective June 15, 2002, the interest rate payable by us on the 2005 notes is subject to increase to 9.90% per annum and the interest rate payable by us on the 2008 notes is subject to increase to 10.55% per annum.


    These ratings reflect only the views of the rating agencies at a particular time and are not recommendations to buy, sell or hold the notes. These ratings can be revised upward or downward or withdrawn at any time by the assigning rating agency if it decides the circumstances warrant that change.

                  Summary of the Terms of the Exchange Offer

General.....................  On November 21, 2001, we completed a private offering of the old notes, which consists of $200 million aggregate principal amount of our 8.15% Notes due December 15, 2005 and $500 million aggregate principal amount of our 8.80% Notes due December 15, 2008. In connection with the private offering, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes.

The exchange offer..........  We are offering to exchange $1,000 principal amount of our registered 8.15% Notes due December 15, 2005, which we refer to as the "new 2005 notes," for each $1,000 principal amount of our unregistered 8.15% Notes due December 15, 2005, which we refer to as the "old 2005 notes."

                              We are also offering to exchange $1,000 principal amount of our registered 8.80% Notes due December 15, 2008, which we refer to as the "new 2008 notes," for each $1,000 principal amount of our unregistered 8.80% Notes due December 15, 2008, which we refer to as the "old 2008 notes."

                              We sometimes refer to the old 2005 notes and the old 2008 notes together as the "old notes"; the new 2005 notes and the new 2008 notes together as the "new notes"; and the new notes and the old notes together as the "notes." Currently, $700 million principal amount of old notes are outstanding.

                              The terms of the new 2005 notes and new 2008 notes are identical in all material respects to the terms of the old 2005 notes and old 2008 notes, respectively, except that the registration rights and related penalty provisions for failure to register the notes and the transfer restrictions applicable to the old notes are not applicable to the new notes.

                              Old notes may be tendered only in $1,000 increments. Subject to the satisfaction or waiver of specified conditions, we will exchange the new 2005 notes and new 2008 notes for all old 2005 notes and old 2008 notes, respectively, that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer. See "The Exchange Offer--Terms of the Exchange Offer."

                              Upon completion of the exchange offer, there may be no market for the old notes and you may have difficulty selling them. See "Risk Factors--If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell them at a price you deem sufficient."

Expiration date.............  The exchange offer will expire at 5:00 p.m., New
                              York City time, on     , 2002 unless we extend
                              it. In that case, the phrase "expiration date" will mean the latest date and time to which we extend the exchange offer. We expect that the
                              expiration date will not be later than     , 2002.


Procedures for participating
  in the exchange offer.....  If you wish to participate in the exchange offer, you must either:

                              . complete, sign and date an original or faxed
                                letter of transmittal in accordance with the instructions in the letter of transmittal accompanying this prospectus; or

                              . arrange for The Depository Trust Company to
                                transmit required information to the exchange agent in connection with a book-entry transfer.

                              Then you must mail, fax or deliver this
                              documentation together with the old notes you wish to exchange and any other required documentation to The Bank of New York, which is acting as the exchange agent for the exchange offer. The exchange agent's address appears on the letter of transmittal. By tendering your old notes in either of these manners, you will represent to and agree with us that:

                              . you are acquiring the new notes in the ordinary
                                course of your business;

                              . you are not engaged in, and you do not intend
                                to engage in, the distribution (within the meaning of the Securities Act) of the new notes;

                              . you have no arrangement or understanding with
                                anyone to participate in a distribution of the new notes; and

                              . you are not an "affiliate," as defined in Rule
                                405 under the Securities Act, of Gap.

                              See "The Exchange Offer--Procedures for
                              Tendering."

                              If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of these new notes.

Resale of new notes.........  We believe that you may resell and transfer your new notes without registering them under the Securities Act and delivering a prospectus, if you can make the representations that appear above under the heading "--Procedures for participating in the exchange offer." Our belief is based on interpretations of the SEC expressed in the SEC's no-action letters to other issuers in exchange offers like ours.

                              We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations appearing above, and you transfer any new note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, you could incur liability under the Securities Act. We are not indemnifying you for any liability under the Securities Act. A broker-dealer can only resell or transfer new notes if it delivers a prospectus in connection with the resale or transfer.

Special procedures for
  beneficial owners.........  If your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to surrender your old notes, you should contact your intermediary promptly and instruct it to surrender the old notes on your behalf.

Guaranteed delivery
  procedures................  If you cannot meet the expiration date deadline, or you cannot deliver your old notes, the letter of transmittal or any other documentation on time, or the procedures for book-entry transfer cannot be completed on time, then you must surrender your old notes according to the guaranteed delivery procedures appearing below under "The Exchange Offer--Guaranteed Delivery Procedures."

Acceptance of your old notes
  and delivery of the new
  notes.....................  We will accept for exchange any and all old notes that are surrendered in the exchange offer prior to the expiration date if you comply with the procedures of the offer. The new notes will be delivered on the earliest practicable date after the expiration date.

Withdrawal rights...........  You may withdraw the surrender of your old notes at any time prior to the expiration date.

Appraisal rights............  You will not be entitled to any appraisal or dissenters' rights nor any other right to seek monetary damages in court in connection with the exchange offer. See "The Exchange Offer--Terms of the Exchange Offer."

U.S. federal income tax
  consequences..............  The exchange of old notes for new notes in the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See "U.S. Federal Income Tax Consequences."

Exchange agent..............  The Bank of New York is serving as the exchange agent in connection with the exchange offer. The Bank of New York also serves as trustee under the indenture that governs the notes.

                     Summary of the Terms of the New Notes

    The following is a summary of the terms of the new notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related penalty provisions for failure to register the notes and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes. The new notes and the old notes will be governed by the same indenture.

Exchange notes offered......  $200,000,000 aggregate principal amount of 8.15%
                              due December 15, 2005 (the "new 2005 notes"). $500,000,000 aggregate principal amount of 8.80% due December 15, 2008 (the "new 2008 notes").

Interest....................  We will pay interest on the notes initially, in the case of the new 2005 notes, at the annual rate of 8.15%, and, in the case of the new 2008 notes, at the annual rate of 8.80%, in each case payable semiannually in arrears on June 15 and December 15 of each year, beginning June 15, 2002. The interest rates on the new notes will be subject to adjustment as described under "Description of the New Notes--Interest Rate Adjustment."

Interest rate adjustment....  The interest rate payable on each series of the new notes will be subject to adjustment from time to time as described under "Description of the New Notes--Interest Rate Adjustment" if either Moody's or Standard & Poor's reduces the rating ascribed to the notes below Baa2, in the case of Moody's, or below BBB+, in the case of Standard & Poor's.

Optional redemption.........  We may redeem the new notes of either series, in whole or in part, at our option at any time at a redemption price equal to the greater of:

                              . 100% of the principal amount of such new notes;
                                or

                              . the sum of the present values of the remaining
                                scheduled payments of principal and interest thereon, not including the portion of any such payments of interest accrued as of the redemption date, discounted to the redemption date on a semiannual basis at the "adjusted treasury rate," as such term is defined in "Description of the New Notes--Optional Redemption." In each case, we must also pay accrued and unpaid interest, including the additional interest payable in the event of a credit rating change, if any, to the redemption date. See "Description of the New Notes--Optional Redemption" and "--Interest Rate Adjustment."

Global note; Book-entry
  system....................  The new notes will be issued only in fully registered form without interest coupons and in minimum denominations of $1,000. Each series of the new notes will be evidenced by one or more global notes deposited with the trustee for the new notes, as custodian for DTC. Beneficial interests in the global notes will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See "Description of the New Notes--Book-Entry, Delivery and Form."

Use of proceeds.............  We will not receive any proceeds from the exchange offer.

Events of default...........  The following will be events of default for either series of notes under the indenture for the notes:

                              . we fail to pay any interest, including
                                additional interest, on any new note of that series when due and that default continues for 30 days;

                              . we fail to pay principal or premium, if any, on
                                any new note of that series when due;

                              . we fail to perform, or breach, any covenant or
                                warranty in the indenture or in the new notes of that series and that failure continues for 60 days after written notice as provided in the indenture;

                              . we or any of our subsidiaries fail to pay when
                                due, either at its maturity or upon
                                acceleration thereof, any indebtedness for money borrowed equal to $25 million or more and such indebtedness is not discharged, or the acceleration is not rescinded or annulled, within 10 business days after written notice as provided in the indenture; or

                              . events of bankruptcy, insolvency or
                                reorganization. See "Description of the New
                                Notes--Events of Default."

Governing law...............  The indenture is, and the new notes will be, governed by the laws of the State of New York.

                                 RISK FACTORS

    You should read and carefully consider the following risk factors as well as the other information contained in or incorporated by reference in this prospectus before deciding to surrender your old notes in exchange for new notes in this exchange offer.

If you fail to exchange properly your old notes for new notes, you will continue to hold notes subject to transfer restrictions.

    We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes set forth under "The Exchange Offer--Procedures for Tendering" and in the letter of transmittal that you will receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of old notes.

    If you do not exchange your old notes for new notes in the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register old notes and upon completion of the exchange offer you will not be entitled to any rights to have your old notes registered under the Securities Act. If you continue to hold any old notes after the exchange offer is completed, you may have trouble selling them because of the restrictions on transfer of the old notes.

Recent changes in our credit ratings may have a negative impact on our financing costs and structure in future periods.


    On January 14, 2002, Moody's Investors Service reduced our long-term senior unsecured corporate credit ratings from Baa2 to Baa3. On February 14, 2002, Moody's reduced our long and short-term senior unsecured corporate credit ratings from Baa3 to Ba2 and from Prime-3 to Not Prime, respectively, with a negative outlook on our long-term ratings, and Standard & Poor's Rating Service reduced our long and short-term corporate credit ratings from BBB+ to BB+ and from A-2 to B, respectively, with a stable outlook on our long-term ratings. On February 27, 2002, Moody's reduced our long-term senior unsecured corporate credit ratings from Ba2 to Ba3 and stated that its outlook on our long-term ratings was stable. As a result of the recent downgrades in our long-term credit ratings, effective June 15, 2002, the interest rate payable by us on the 2005 notes is subject to increase to 9.90% per annum and the interest rate payable by us on the 2008 notes is subject to increase to 10.55% per annum. Any further downgrades in our long-term credit ratings by these rating agencies would result in further increases in the interest rates payable by us on the notes. As a result of the downgrades in our short-term credit ratings, we no longer have meaningful access to the commercial paper market. In addition, we expect both the recent, and any future, lowering of the ratings on our debt to result in reduced access to the capital markets and higher interest costs on future financings.

If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell them at a price you deem sufficient.

    The new notes will be new securities for which there is no established trading market. We do not intend to list the new notes on any exchange. We cannot give you any assurance as to:

   .    the liquidity of any trading market that may develop;

   .    the ability of holders to sell their new notes; or

   .    the price at which holders would be able to sell their new notes.

    Even if a trading market develops, the new notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

   .    prevailing interest rates;

   .    the number of holders of the notes;

   .    the interest of securities dealers in making a market for the notes;

   .    the market for similar notes; and

   .    our financial performance.

    We understand that the initial purchasers of the old notes presently intend to make a market in the notes. However, they are not obligated to do so and may discontinue making a market in the notes at any time without notice. Finally, if a large number of holders of old notes do not tender old notes or tender old notes improperly, the limited amount of new notes that would be issued and outstanding after we complete the exchange offer could adversely affect the development of a market for the new notes.

                                USE OF PROCEEDS

    This exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into relating to the old notes. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you in the exchange offer, new notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

    We received approximately $694 million of net proceeds from the sale of the old notes. We will use the net proceeds from the sale of the old notes for general corporate purposes including the possible repayment of short-term indebtedness.

                      RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges for the periods indicated:


                               Fiscal Year Ended
          -----------------------------------------------------------
          January 31, January 30, January 29, February 3, February 2,
             1998        1999        2000        2001        2002
          ----------- ----------- ----------- ----------- -----------
             4.01        4.79        5.32        3.67        1.39


    For purposes of computing the ratios of earnings to fixed charges, earnings consist of income before taxes plus fixed charges (less capitalized interest), and fixed charges consist of interest expense, capitalized interest and the portion of rental expense under operating leases representative of an interest factor.

                              THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

    We sold the old notes on November 21, 2001 to Goldman, Sachs & Co., J.P. Morgan Securities Inc. and certain other initial purchasers pursuant to a purchase agreement. These initial purchasers subsequently sold the old notes to:

   . "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A; and

   . persons in offshore transactions in reliance on Regulation S under the Securities Act.

    As a condition to the initial sale of the old notes, we entered into a registration rights agreement with the initial purchasers. Pursuant to the registration rights agreement, we agreed to:

   . file with the SEC by February 19, 2002 a registration statement under the Securities Act with respect to the issuance of the new notes in an exchange offer; and

   . use our best efforts to cause the registration statement to become effective under the Securities Act on or before May 20, 2002.

    We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn prior to the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The filing of the registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

    The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the "Depositary" or "DTC," who desires to deliver the old notes by book-entry transfer at DTC.

Terms of the Exchange Offer

    Based on the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of new 2005 notes in exchange for each $1,000 principal amount of outstanding old 2005 notes and $1,000 principal amount of new 2008 notes in exchange for each $1,000 principal amount of outstanding old 2008 notes properly surrendered pursuant to the exchange offer and not withdrawn prior to the expiration date. Old notes may be surrendered only in integral multiples of $1,000. The form and terms of the new notes are the same as the form and terms of the old notes except that:

   . the new notes will be registered under the Securities Act and will not bear legends restricting the transfer of the new notes; and

   . holders of the new notes will not be entitled to any of the registration rights and related penalty provisions for failure to register the notes of holders of old notes under the registration rights agreement.

    The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture, which authorized the issuance of the old notes. As a result, the new 2005 notes and old 2005 notes will be treated as a single class of debt securities under the indenture, and the new 2008 notes and old 2008 notes will be treated as a single class of debt securities under the indenture.

    As of the date of this prospectus, $200 million in aggregate principal amount of the old 2005 notes is outstanding, and $500 million in aggregate principal amount of the old 2008 notes is outstanding. All of it is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of
administration, we have fixed the close of business on        , 2002 as the
record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.


    In connection with the exchange offer, neither the General Corporation Law of the State of Delaware nor the indenture governing the notes gives you any appraisal or dissenters' rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act and the related SEC rules and regulations.

    For all relevant purposes, we will be regarded as having accepted properly surrendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of old notes for the purposes of receiving the new notes from us.

    If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described under "--Fees and Expenses."

Expiration Date; Extensions; Amendments


    The "expiration date" is 5:00 p.m., New York City time on        , 2002
unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.


    In order to extend the exchange offer, we will:

   .    notify the exchange agent of any extension by oral or written notice;
        and

   . issue a press release or other public announcement which would include disclosure of the approximate number of old notes deposited and which would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    We reserve the right:

   .    to delay accepting any old notes;

   .    to extend the exchange offer;

   . to terminate or amend the exchange offer, and not accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the events set forth in "--Conditions of the Exchange Offer" by giving oral or written notice to the exchange agent; or

   . to waive any conditions or otherwise amend the exchange offer in any respect, by giving oral or written notice to the exchange agent.

    Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement or post-effective amendment to the registration statement.

    If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement or post-effective amendment that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business day period.

    We will have no obligation to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment (other than amendments constituting a material change to the exchange offer) or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

    The new notes will accrue cash interest on the same terms as the old notes, payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 2002. Old notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each new note will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes or the new notes from November 21, 2001.

Resale of the New Notes

    We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth above under "Summary--Summary of the Terms of the Exchange Offer--Procedures for participating in the exchange offer." However, if you intend to participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus in connection with resales, unless an exemption from registration is otherwise available. In addition, you will be subject to additional restrictions if you are an "affiliate" of Gap as defined under Rule 405 of the Securities Act. You will be required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

    Our belief that you will be allowed to resell the new notes without registration is based on interpretations of the SEC expressed in some of the SEC's no-action letters to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be certain that the SEC will treat it in the same way it has treated other exchange offers in the past.

    A broker-dealer that has bought old notes for market-making or other trading activities has to deliver a prospectus to resell any new notes it receives for its own account in the exchange offer. This prospectus may be used by a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies in the letter of transmittal for a period of up to 180 days after expiration date of the exchange offer. See "Plan of Distribution" for more information regarding broker-dealers.

Procedures for Tendering

  General Procedures

    If you wish to surrender old notes you must:

   . complete, sign and date the letter of transmittal, or a facsimile thereof, or send a timely confirmation of a book-entry transfer of your old notes to the exchange agent;

   . have the signatures guaranteed if required by the letter of transmittal; and

   . mail or deliver the required documents to the exchange agent at the address appearing below under "--Exchange Agent" for receipt prior to the expiration date.

    In addition, either:

   . certificates for your old notes must be received by the exchange agent along with the letter of transmittal;

   . a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

   . you must comply with the procedures described below under "--Guaranteed Delivery Procedures."

    THE METHOD OF DELIVERY TO THE EXCHANGE AGENT OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY OLD NOTES TO US. YOU MAY REQUEST THAT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE PERFORM THESE TRANSACTIONS FOR YOU.

    If you do not withdraw your surrender of old notes prior to the expiration date, you will be regarded as agreeing to surrender the old notes in accordance with the terms and conditions in this offer.

    If you are a beneficial owner of the old notes and your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your old notes, you should contact your intermediary promptly and instruct it to surrender the old notes on your behalf.

  Signatures and Guarantee of Signatures

    Signatures on a letter of transmittal or a notice of withdrawal described below under "--Withdrawal of Tenders," as the case may be, must generally be guaranteed by an eligible institution. You can submit a letter of transmittal without guarantee if you surrender your old notes (a) as a registered holder and you have not completed the box titled "Special Delivery Instruction" on the letter of transmittal or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by:

   . a member firm of a registered national securities exchange or of the National Association of Securities Dealers;

   . a commercial bank or trust company having an office or correspondent in the United States; or

   . an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

    If you sign the letter of transmittal even though you are not the registered holder of any old notes listed in the letter of transmittal, your notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder exactly as the registered holder's name appears on the old notes.

    In connection with any surrender of old notes in definitive certificated form, if you sign the letter of transmittal or any old notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.

    The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's automated tender offer program to surrender old notes.

  Acceptance of Tenders

    Your tender of old notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the letter of transmittal.

    We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your old notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of surrendered old notes will be determined by us in our sole discretion, which will be final and binding.

    We reserve the absolute right to reject any and all old notes not properly surrendered. Nor will we accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of surrender as to particular old notes.

    Unless waived, you must cure any defects or irregularities in connection with surrenders of old notes within the time period we will determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of old notes, neither we, the exchange agent nor anyone else will be liable for failure to give this notice. Surrenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

    We do not currently intend to acquire any old notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

  Effect of Surrendering Old Notes

    By surrendering old notes pursuant to the exchange offer, you will be telling us that, among other things:

   . you have full power and authority to surrender, sell, assign and transfer the old notes surrendered;

   . we will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us;

   .    you are acquiring the new notes in the ordinary course of your business;

   . you are not engaged in, and do not intend to engage in, the distribution of the new notes;

   . you have no arrangement or understanding with any person to participate in the distribution of the new notes;

   . you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purpose of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you understand that you cannot rely on the position of the SEC's staff in their no-action letters;

   . you understand that a secondary resale transaction described above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508 of Regulation S-K of the SEC; and

   . you are not an "affiliate," as defined in Rule 405 under the Securities Act, of Gap.

    If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of your new notes. See "Plan of Distribution."

Return of Old Notes

    If any surrendered old notes are not accepted for any reason described in this prospectus or if old notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those old notes will be returned without expense as promptly as practicable (a) to the person who surrendered them or (b) in the case of old notes surrendered by book-entry transfer into the exchange agent's account at DTC, the old notes will be credited to an account maintained with DTC.

Book-Entry Delivery Procedure

    Any financial institution that is a participant in DTC's system may make book-entry deliveries of old notes by causing DTC to transfer these old notes into the exchange agent's account at DTC according to DTC's procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant. The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

    A delivery of old notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "--Exchange Agent" for its receipt on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

    If you wish to surrender your old notes and (a) your old notes are not readily available so you can meet the expiration date deadline or (b) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may still participate in the exchange offer if:

   .    the surrender is made through an eligible institution;

   . prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing the name and address of the holder, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes surrendered. The notice of guaranteed delivery must also state that the surrender is being made thereby and guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes in proper form for transfer or a book-entry confirmation with an agent's message, as the case may be, and any other required documents, will be deposited by the eligible institution with the exchange agent; and

   . the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal of Tenders

    Except as otherwise provided in this prospectus, you may withdraw your surrender of old notes at any time prior to the expiration date.

    To withdraw a surrender of old notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to the expiration date. Any notice of withdrawal must:

   . specify the name of the person having deposited the old notes to be withdrawn;

   . identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes; and

   . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender.

    All questions as to the validity, form, eligibility and time of receipt of notices will be determined by us, in our sole discretion, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer, and no new notes will be issued unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be resurrendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

Conditions of the Exchange Offer

    Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer before acceptance of the old notes, if:

   . any statute, rule or regulation has been enacted, or any action has been taken by any court or governmental authority that, in our reasonable judgment, seeks to or would prohibit, restrict or otherwise render consummation of the exchange offer illegal; or

   . any change, or any development that would cause a change, in our business or financial affairs has occurred that, in our sole judgment, might materially impair our ability to proceed with the exchange offer or that would materially impair the contemplated benefits to us of the exchange offer; or

   . a change occurs in the current interpretations by the staff of the SEC that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

    If we, in our sole discretion, determine that any of the above conditions is not satisfied, we may:

   . refuse to accept any old notes and return all surrendered old notes to the surrendering holders;

   . extend the exchange offer and retain all old notes surrendered prior to the expiration date, subject to the holders' right to withdraw the surrender of the old notes; or

   . waive any unsatisfied conditions regarding the exchange offer and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement or post-effective amendment to the registration statement that includes this prospectus that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business day period.

Exchange Agent

    The Bank of New York is the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

By Registered or Certified Mail, Hand or   The Bank of New York 15 Broad
  Overnight Delivery:                      Street, 16th Floor New York, New
                                           York 10007 Attention: Ms. Diane
                                           Amoroso Reorganization Unit

To Confirm by Telephone:                   (212) 235-2353

Facsimile Transmissions (eligible
  institutions only):                      (212) 235-2261

    The Bank of New York also serves as trustee under the indenture.

Fees and Expenses

    We will pay for the expenses of the exchange offer. The principal solicitation is being made by mail. However, additional solicitation may be made by facsimile transmission, e-mail, telephone or in person by our officers and regular employees.

    We have not retained a dealer-manager for the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees and out-of-pocket expenses.

    We will pay any transfer taxes applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Consequences of Failing to Exchange Old Notes

    Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your decisions on what action to take.

    Old notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3)(iv) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

   . to a person who the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

   . in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act;

   . pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available; or

   .    pursuant to an effective registration statement under the Securities
        Act.

Accounting Treatment

    For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the remaining term of the notes.

                         DESCRIPTION OF THE NEW NOTES

    The form and terms of the new notes of each series and the old notes of each series are identical in all material respects, except that transfer restrictions and registration rights and related penalty provisions for failure to register the notes applicable to the old notes do not apply to the new notes.

    The old notes were, and the new notes will be, issued under an indenture dated as of November 21, 2001 between us and The Bank of New York, as trustee. The following discussion includes a summary description of the material terms of the indenture and the registration rights agreement dated as of November 21, 2001 between Gap and the initial purchasers. Because this is a summary, it does not include all of the information that is included in the indenture or the registration rights agreement, including the definitions of some of the terms used below. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms. Wherever we refer to particular sections or defined terms, those sections or defined terms are incorporated by reference therein. In this section, references to "we,'' "us" or "our" refer solely to The Gap, Inc. and not its subsidiaries. You should read the indenture and the registration rights agreement carefully and in their entirety. You may request copies of these documents from Gap, as described under "Where You Can Find More Information."

General

    The new notes will be issued only in fully registered form without coupons and in denominations of $1,000 or integral multiples of $1,000. The new notes will be our general unsecured and unsubordinated obligations and will rank equally and ratably with our other unsecured and unsubordinated obligations. No sinking fund is provided for the notes. The 2005 notes are limited to an aggregate principal amount of $200,000,000. The 2008 notes are limited to an aggregate principal amount of $500,000,000. Payment of the full principal amount of the 2005 notes will be due on December 15, 2005, except to the extent the 2005 notes have been redeemed prior to maturity. Payment of the full principal amount of the 2008 notes will be due on December 15, 2008, except to the extent the 2008 notes have been redeemed prior to maturity. We may redeem the notes of either series at our option at any time, in whole or in part, at the redemption prices calculated as described under "--Optional Redemption."


    The 2005 notes will bear interest initially at the annual rate of 8.15%, and the 2008 notes will bear interest initially at the annual rate of 8.80%, in each case payable semiannually in arrears on June 15 and December 15 of each year, beginning June 15, 2002. The interest rate on each series of the new notes will be subject to adjustment in certain circumstances as described under "--Interest Rate Adjustment." On January 14, 2002, Moody's Investors Service reduced our long-term senior unsecured corporate credit ratings from Baa2 to Baa3. On February 14, 2002, Moody's reduced our long and short-term senior unsecured corporate credit ratings from Baa3 to Ba2 and from Prime-3 to Not Prime, respectively, with a negative outlook on our long-term ratings, and Standard & Poor's Rating Service reduced our long and short-term corporate credit ratings from BBB+ to BB+ and from A-2 to B, respectively, with a stable outlook on our long-term ratings. On February 27, 2002, Moody's reduced our long-term senior unsecured corporate credit ratings from Ba2 to Ba3 and stated that its outlook on our long-term ratings was stable. As a result of these recent downgrades, effective June 15, 2002, the interest rate payable by us on the 2005 notes is subject to increase to 9.90% per annum and the interest rate payable by us on the 2008 notes is subject to increase to 10.55% per annum. Interest will be paid to the persons in whose names the notes are registered at the close of business on the preceding June 1 or December 1. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.


    The principal of, premium, if any, and interest on the notes will be payable, the transfer of notes will be registrable and the notes may be presented for exchange, at the corporate trust office of the trustee, The Bank of New York, located at 20 Broad Street, Lower Level, Attn: Corporate Trust Reorg.

Department, New York, New York 10005. So long as the notes are represented by global notes, the interest payable on the notes will be paid to Cede & Co., the nominee of the Depository Trust Company, or DTC, or its registered assigns as the registered owner of the global notes, by wire transfer of immediately available funds on each of the applicable interest payment dates, not later than 2:30 p.m. Eastern Time. If the notes are no longer represented by global notes, payment of interest may, at our option, be made by check mailed to the address of the person entitled thereto. No service charge will be due for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Book-Entry, Delivery and Form

    Except as set forth below, each of the new notes will initially be issued in the form of one or more global notes (each, a "new global note"). Each new global note will be deposited on the date of the closing of the exchange of the old notes for the new notes with, or on behalf of, DTC and will be registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a new global note directly through DTC or indirectly through organizations which are participants in the DTC system.

    Unless and until they are exchanged in whole or in part for certificated notes, the new global notes may not be transferred except as a whole by DTC or its nominee.

    DTC has advised us as follows:

   . DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
        Section 17A of the Exchange Act.

   . DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Upon the issuance of the new global notes, DTC or its custodian will credit, on its internal system, the respective principal amounts of the exchange notes represented by the new global notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the new global notes will be limited to persons who have accounts with DTC or persons who hold interests through the persons who have accounts with DTC. Persons who have accounts with DTC are referred to as "participants." Ownership of beneficial interests in the new global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

    As long as DTC or its nominee is the registered owner or holder of the new global notes, DTC or the nominee, as the case may be, will be considered the sole record owner or holder of the exchange notes represented by the new global notes for all purposes under the indenture and the exchange notes. No beneficial owners of an interest in the new global notes will be able to transfer that interest except according to DTC's applicable procedures, in addition to those provided for under the indenture. Owners of beneficial interests in the new global notes will not:

   . be entitled to have the new notes represented by the new global notes registered in their names,

   . receive or be entitled to receive physical delivery of certificated notes in definitive form, and

   . be considered to be the owners or holders of any new notes under the new global notes.

    Accordingly, each person owning a beneficial interest in new global notes must rely on the procedures of DTC and, if a person is not a participant, on the procedures of the participant through which that person owns its interests, to exercise any right of a holder of new notes under the new global notes. We understand that under existing industry practice, if an owner of a beneficial interest in the new global notes desires to take any action that DTC, as the holder of the new global notes, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

    Payments of the principal of, premium, if any, and interest on the exchange notes represented by the new global notes will be made by us to the trustee and from the trustee to DTC or its nominee, as the case may be, as the registered owner of the new global notes. Neither we, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the new global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the new global notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the new global notes, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the new global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for these customers. These payments will be the responsibility of these participants.

    Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of notes in certificated form for any reason, including to sell notes to persons in states which require the delivery of the notes or to pledge the notes, a holder must transfer its interest in the new global notes in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

    Unless and until they are exchanged in whole or in part for certificated exchange notes in definitive form, the new global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

    DTC has advised us that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the new global notes are credited. Further, DTC will take any action permitted to be taken by a holder of notes only in respect of that portion of the aggregate principal amount of notes as to which the participant or participants has or have given that direction.

    Although DTC has agreed to these procedures in order to facilitate transfers of interests in the new global notes among participants of DTC, it is under no obligation to perform these procedures, and may discontinue them at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    Subject to specified conditions, any person having a beneficial interest in the new global notes may, upon request to the trustee, exchange the beneficial interest for exchange notes in the form of certificated notes. Upon any issuance of certificated notes, the trustee is required to register the certificated notes in the name of, and cause the same to be delivered to, the person or persons, or the nominee of these persons. In addition, if DTC is at any time unwilling or unable to continue as a depositary for the new global notes, and a successor depositary is not appointed by us within 120 days, we will issue certificated notes in exchange for the new global notes.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

    Links have been established among DTC, Clearstream Banking and Euroclear, which are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

    Although DTC, Clearstream Banking and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

    Clearstream Banking and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream Banking and Euroclear, as participants in DTC.

    When new global notes are to be transferred from the account of a DTC participant to the account of a Clearstream Banking participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking or Euroclear through a participant at least one day prior to settlement. Clearstream Banking or Euroclear, as the case may be, will instruct its U.S. agent to receive new global notes against payment. After settlement, Clearstream Banking or Euroclear will credit its participant's account. Credit for the new global notes will appear on the next day (European time).

    Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending new global notes to the relevant U.S. agent acting for the benefit of Clearstream Banking or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

    When a Clearstream Banking or Euroclear participant wishes to transfer new global notes to a DTC participant, the seller will be required to send instructions to Clearstream Banking or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking or Euroclear will instruct its U.S. agent to transfer these new global notes against payment for them.

    The payment will then be reflected in the account of the Clearstream Banking or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream Banking or Euroclear participant's account will instead be valued as of the actual settlement date.

Optional Redemption

    We may redeem the new notes of either series, in whole or in part, at our option at any time at a redemption price equal to the greater of:

   .    100% of the principal amount of such notes; or

   . the sum of the present values of the remaining scheduled payments of principal and interest thereon, not including the portion of any such payments of interest accrued as of the redemption date, discounted to the redemption date on a semiannual basis at the "adjusted treasury rate" (as defined below). In each case, we must also pay accrued and unpaid interest, including the additional interest referred to under "--Interest Rate Adjustment," if any, to the redemption date. The redemption price is calculated assuming a 360-day year consisting of twelve 30-day months.

    For purposes of this calculation, the "adjusted treasury rate" is to be determined on the third business day preceding the redemption date, and is (1) the arithmetic mean of the yields under the heading "Week Ending" published in the "statistical release" referred to below most recently published prior to the date of determination under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the redemption date, of the principal being redeemed plus
(2) 0.45%. If no maturity set forth under this heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corresponding to the maturity of such principal will be calculated pursuant to the immediately preceding sentence, and the adjusted treasury rate will be interpolated or extrapolated from these yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

    When we refer to "statistical release," we mean the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if this statistical release is not published at the time of any determination under the terms of the notes, then such other reasonably comparable index which will be designated by us.

    We will mail notice of any optional redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

    Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for optional redemption.

Interest Rate Adjustment

    The interest rate payable on the notes of each series will be subject to adjustment from time to time if either Moody's or Standard & Poor's reduces the rating ascribed to such notes below Baa2, in the case of Moody's, or below BBB+, in the case of Standard & Poor's. In this event, the interest rate payable on such notes will be increased by 0.25% for each rating category downgrade by either rating agency. In addition, if Moody's or Standard & Poor's subsequently increases the rating ascribed to such notes, then the interest rate then payable on such notes will be decreased by 0.25% for each rating category upgrade by either rating agency up to Baa2, in the case of Moody's, and BBB+, in the case of Standard & Poor's, but in no event will the interest rate be reduced below the initial interest rate payable on such notes. Each adjustment required by any change in rating, whether occasioned by the action of Moody's or Standard & Poor's, will be independent of, and in addition to, any and all other adjustments. Any such interest rate increase or decrease will take effect from the interest payment period beginning immediately after the first interest payment date following the related rating downgrade or upgrade, as the case may be. For this purpose, a ratings category is the difference between a particular rating assigned by either Moody's or Standard & Poor's and the next higher or next lower rating. For example, in the case of Moody's the difference between Baa2 and Baa3 shall constitute one rating category and in the case of Standard & Poor's the difference between BBB+ and BBB shall constitute one rating category. There is no limit to the number of times the interest rate payable on the notes can be adjusted. On January 14, 2002, Moody's Investors Service reduced our long-term senior unsecured corporate credit ratings from Baa2 to Baa3. On February 14, 2002,

Moody's reduced our long and short-term senior unsecured corporate credit ratings from Baa3 to Ba2 and from Prime-3 to Not Prime, respectively, with a negative outlook on our long-term ratings, and Standard & Poor's Rating Service reduced our long and short-term corporate credit ratings from BBB+ to BB+ and from A-2 to B, respectively, with a stable outlook on our long-term ratings. On February 27, 2002, Moody's reduced our long-term senior unsecured corporate credit ratings from Ba2 to Ba3 and stated that its outlook on our long-term ratings was stable. As a result of these recent downgrades, effective June 15, 2002, the interest rate payable by us on the 2005 notes is subject to increase to 9.90% per annum and the interest rate payable by us on the 2008 notes is subject to increase to 10.55% per annum.


Covenants

    Except as set forth below under "Consolidation, Merger and Sale of Assets," the notes will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness or encumbering any of our property or any of our subsidiaries, or restricting us or any of our subsidiaries from transferring assets or entering into any sale and leaseback transaction.

Consolidation, Merger and Sale of Assets

    We may not consolidate with or merge with or into any other entity or transfer or lease our assets substantially as an entirety to any entity, unless

    (1) either we are the continuing corporation, or any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States, any state thereof or the District of Columbia, and the successor or purchaser expressly assumes our obligations on the notes under a supplemental indenture;

    (2) immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

    (3) if a supplemental indenture is to be executed in connection with such consolidation, merger, transfer or lease, we have delivered to the trustee an officers' certificate and an opinion of counsel stating compliance with these provisions.

No Protection in the Event of a Change of Control

    The notes will not contain any provisions that afford holders of the notes protection in the event of a change in control of us or in the event of a highly leveraged transaction (whether or not the transaction results in a change in control of us).

Events of Default

    Any one of the following events will constitute an event of default under the indenture with respect to the notes of either series:

    (1) we fail to pay any interest, including additional interest, when due, on any note of that series, which failure continues for 30 days;

    (2) we fail to pay principal of or any premium on the notes of that series when due;

    (3) we fail to perform, or breach, any covenant or warranty in the indenture or in the notes of that series, which failure continues for 60 days after written notice as provided in the indenture;

    (4) a default under any indebtedness for money borrowed by us or any of our subsidiaries if (A) the default either (1) results from the failure to pay the principal of any such indebtedness at its stated maturity or
        (2) relates to an obligation other than the obligation to pay the principal of such indebtedness at its stated maturity and results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, (B) the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay principal at stated maturity or the maturity of which has been so accelerated, aggregates $25 million or more at any one time outstanding and (C) such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within 10 business days after written notice as provided in the indenture; or

    (5) certain events of bankruptcy, insolvency or reorganization involving us.

    If an event of default (other than an event of default described in clause
(5) of the preceding paragraph) with respect to the notes outstanding of either series shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series may accelerate the maturity of all the notes of that series; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding notes of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived as provided in the indenture. If an event of default described in clause (5) of the immediately preceding paragraph occurs, the outstanding notes will automatically become due and payable immediately without any declaration or other act on the part of the trustee or any holder.

    The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee and to certain other conditions, the holders of a majority in aggregate principal amount of the outstanding notes of either series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series.

    No holder of notes of either series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless

    (1) that holder has given the trustee written notice of a continuing event of default;

    (2) the holders of at least 25% in principal amount of the outstanding notes of that series have made written request, and offered reasonable indemnity, to the trustee to institute proceedings;

    (3) the trustee shall have failed to institute such proceeding within 60 days of the receipt of such request; and

    (4) the trustee has not received during the 60-day period from the holders of a majority in principal amount of the outstanding notes of that series a direction inconsistent with such request.

However, these limitations do not apply to a suit instituted by a holder of notes for enforcement of payment of the principal of, or premium, if any, or interest, including additional interest, on such notes on or after the due date expressed in such notes.

    We will be required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Modification and Waiver

    Certain limited modifications of the indenture may be made by us and the trustee without the consent of the holders of any of the notes.

    Other modifications of the indenture also may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of either series; however, no modification or amendment may, without the consent of the holders of all notes of that series affected thereby:

    (1) change the stated maturity of the principal or interest, including any additional interest, on any note of that series;

    (2) reduce the principal amount of or premium, if any, or interest, including any additional interest, on any note of that series or modify the provisions with respect to the adjustment of the interest rate payable on the notes of that series in a manner adverse to the holders;

    (3) change the place or currency of payment of principal of or premium, if any, or interest, including any additional interest, on any note of that series;

    (4) impair the right to institute suit for the enforcement of any payment on any note of that series;

    (5) modify our obligation to deliver information required under Rule 144A to permit resales of the old notes of that series if we cease to be subject to the reporting requirements of the Exchange Act;

    (6) reduce the amount payable upon a redemption or modify our right to redeem the notes of that series in a manner adverse to the holders; or

    (7) reduce the percentage in principal amount of outstanding notes of that series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

    The holders of at least a majority in aggregate principal amount of the outstanding notes of either series may, on behalf of all holders of notes of that series, waive compliance by us with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding notes of either series may, on behalf of all holders of notes of that series, waive any past default with respect to that series of notes under the indenture, except a default in the payment of principal or interest, including any additional interest, or in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note of that series.

Defeasance of Notes or Certain Covenants

  Defeasance and Discharge

    We have the option to be discharged from any and all obligations in respect of the notes of either series (except for certain transfer and administrative duties) upon the deposit with the trustee, in trust, of money and/or U.S. government obligations which, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay principal of and premium, if any, and interest on the notes of that series on the stated maturity of such payments in accordance with the terms of the indenture and such notes. Discharge may only occur if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that the deposit and related defeasance will not cause the holders of such notes to recognize income, gain or loss for U.S. federal income tax purposes.

  Defeasance of Certain Covenants

    We have the option to not comply with the restrictive covenant described above under "Consolidation, Merger and Sale of Assets." We are required, in order to exercise this option, to deposit with the trustee money and/or U.S. government obligations which, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay principal of and premium, if any, and interest on the notes on the stated maturity of such payments in accordance with the terms of the indenture and the notes. We are also required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the holders of such notes to recognize income, gain or loss for U.S. federal income tax purposes.

    In the event that we exercise this option and the notes are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. However, we will remain liable for such payments.

Registration Covenant; Exchange Offer

    In connection with the issuance of the old notes, we entered into an exchange and registration rights agreement (the "registration rights agreement") pursuant to which we agreed with the initial purchasers, for the benefit of the holders of the notes, that we will use our best efforts, at our cost, to file and cause to become effective an exchange offer registration statement or, if applicable, we will use our reasonable best efforts, at our cost, to file and cause to become effective a shelf registration. The following summary of selected provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the registration rights agreement, including the definitions. A copy of the registration rights agreement is attached hereto as Exhibit 4.2. You should read the registration rights agreement in its entirety.

    In the event that applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or under certain other circumstances, we will, at our cost, use our reasonable best efforts to cause to become effective a shelf registration statement with respect to resales of the old notes and to keep such shelf registration statement effective until such time as the notes are eligible for resale pursuant to Rule 144(k) under the Securities Act or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We will, in the event of such a shelf registration, provide to each holder copies of the prospectus, notify each holder when the shelf registration statement for the old notes has become effective and take certain other actions as are required to permit resales of the old notes. A holder that sells its old notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations).

    We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the resale of the notes for valid business reasons, including the acquisition or divestitures of assets, pending corporate developments and similar events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 30 days in any 90-day period or a total of 90 days in any 12-month period.

    In the event that:

    (1) the exchange offer has not been consummated within 45 days after the effective date of the exchange offer registration statement;

    (2) any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter be withdrawn or shall become subject to a stop order suspending its effectiveness (except as specifically permitted in the registration rights agreement) without being succeeded immediately by an additional registration statement filed and declared effective; or

    (3) the holders of notes are prevented or restricted by us from effecting sales pursuant to the shelf registration statement except as expressly permitted as described above (any such event referred to in clauses (1) through (3), a "registration default"), in that case additional interest will accrue (in addition to the stated interest on the notes, as it may be adjusted as described under "--Interest Rate Adjustment") on the principal amount of the series of notes as to which the registration default exists at a per annum rate of:

       (i) 0.25% for the portion of the first 90-day period that the registration default continues;

       (ii) 0.50% for the portion of the second 90-day period that the registration default continues;

       (iii) 0.75% for the portion of the third 90-day period that the registration default continues; and

       (iv) 1.00% thereafter for the remaining period that the registration default continues.

    At no time will the additional interest resulting from a registration default exceed in the aggregate 1.00% per annum.

    This additional interest will be payable semiannually in arrears on each June 15 and December 15. The additional interest, if any, will be computed on the basis of a 365 or 366 day year, as the case may be, and the number of days actually elapsed.

Concerning the Trustee

    The Bank of New York is the trustee under the indenture. The trustee may resign at any time or may be removed by the holders of at least a majority in aggregate principal amount of the outstanding notes. If the trustee resigns, is removed or becomes incapable of acting as trustee or if a vacancy occurs in the office of the trustee for any cause, a successor trustee shall be appointed in accordance with the provisions of the indenture.

    The Bank of New York is a lender on two of our revolving credit agreements and has in the past engaged, and may in the future engage, in other commercial banking transactions with us. Pursuant to the Trust Indenture Act, upon the occurrence of a default with respect to the notes, The Bank of New York may be deemed to have a conflicting interest by virtue of its lending and other business relationships with us. In that event, The Bank of New York would be required to resign as trustee or eliminate the conflicting interest.

                     U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes certain United States federal income tax consequences associated with the exchange of the old notes for the new notes and the purchase, ownership and disposition of the exchange notes as of the date hereof. Except where noted, it deals only with purchasers that acquired the old notes pursuant to the offering at the initial offering price and who will hold the new notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not apply to certain types of holders subject to special rules, such as dealers in securities or currencies, financial institutions, life insurance companies, persons holding notes as part of a hedging or conversion transaction or a straddle, or persons whose functional currency is not the United States dollar. Furthermore, the discussion below is based upon the provisions of the Code, existing and proposed United States Treasury regulations promulgated thereunder, and current administrative rulings and judicial decisions thereon, all of which are subject to change, possibly on a retroactive basis, which could result in United States federal income tax consequences different from those discussed below.

    Prospective holders of notes are advised to consult with their tax advisors as to the United States federal income tax consequences of the purchase, ownership and disposition of notes in light of their particular circumstances, as well as the effect of any state, local or other tax laws.

    As used in this prospectus, the term "United States holder" means a beneficial owner of a note that is (i) a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation or partnership (or any entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States holder. If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a holder of the notes, the United States federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership should consult their own tax advisors as to the particular federal income tax consequences applicable to them.

    A "non-United States holder" is any beneficial owner of a note that is not a United States holder.

Exchange Offer

    The exchange of an old note for a new note pursuant to the exchange offer should be without United States federal income tax consequences. The new note received for an old note should be treated for United States federal income tax purposes as a continuation of the old note.

Tax Consequences to United States Holders

    Stated interest on a new note generally will be taxable to a United States holder as ordinary income as it accrues or is received in accordance with the United States holder's method of accounting for United States federal income tax purposes.

    We will be obligated to pay additional interest on the new notes under certain circumstances described under "Description of Notes--Interest Rate Adjustment" above. Based on the facts and circumstances in existence on the date of issuance of the notes, under current Treasury Regulations, such additional interest should not be taxable to a United States holder until it is paid or becomes payable, depending upon the United States holder's method of accounting for tax purposes. However, there can be no assurance that the Internal Revenue Service will not propose a different method of taxing such additional interest.

    Upon the sale, exchange, retirement or other disposition of a new note, a United States holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (not including amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such United States holder's adjusted tax basis in the new note. A United States holder's adjusted tax basis in a new note will, in general, be the United States holder's cost therefor, less any principal payments received by such holder. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the new note (including the holding period of the old note) has been held for more than one year.

Tax Consequences to Non-United States Holders

    Under present United States federal income tax law, subject to the discussion of backup withholding and information reporting below:

       (a) payments of interest on the new notes to any non-United States holder will not be subject to United States federal income, branch profits or withholding tax provided that:

       . the non-United States holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

       . the non-United States holder is not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

       . the non-United States holder is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership;

       . such interest payments are not effectively connected with a United States trade or business; and

       . certain certification requirements are met. Such certification will be satisfied if the beneficial owner of the exchange note certifies on IRS Form W-8 BEN or a substantially similar substitute form, under penalties of perjury, that it is not a United States person and provides its name and address, and (x) such beneficial owner files such form with the withholding agent or (y) in the case of an exchange note held through a foreign partnership or intermediary, the beneficial owner and the foreign partnership or intermediary satisfy certification requirements of applicable United States Treasury regulations; and

       (b) a non-United States holder will not be subject to United States federal income or branch profits tax on gain realized on the sale, exchange, or retirement or other disposition of a new note, unless (i) the gain is effectively connected with a trade or business carried on by such holder within the United States or, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is generally attributable to a United States permanent establishment maintained by the holder, or (ii) the holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

    A new note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax with respect to a new note as a result of such individual's death, provided that (i) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and (ii) payments with respect to the exchange note would not have been effectively connected with the conduct of a United States trade or business.

Backup Withholding and Information Reporting

    In general, payments of interest and the proceeds of the sale, exchange, retirement or other disposition of the new notes payable by a United States paying agent or other United States intermediary will be subject to information reporting. In addition, backup withholding will generally apply to these payments if (i) in the case of a United States holder, the holder fails to provide its correct taxpayer identification number, or fails to certify that it is not subject to backup withholding or fails to report all interest and dividends required to be shown on its United States federal income tax returns, or (ii) in the case of a non-United States holder, the holder fails to provide the certification on IRS Form W-8 BEN described above or otherwise does not provide evidence of its exempt status. Certain United States holders (including, among others, corporations) and non-United States holders that comply with certain certification requirements may not be subject to backup withholding. Any amount paid as backup withholding will be creditable against the holder's United States federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service. Holders of new notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                             PLAN OF DISTRIBUTION

    We are not using any underwriters for this exchange offer. We are bearing the expenses of the exchange.

    Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of these new notes.

    We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes, or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices, or negotiated prices. Any resale of new notes may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes, including any broker-dealer, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the new notes was passed upon for us by Orrick, Herrington & Sutcliffe LLP. A copy of the legal opinion rendered by Orrick, Herrington & Sutcliffe LLP was filed as an exhibit to the registration statement containing this prospectus.

                                    EXPERTS


    The consolidated financial statements of the Company as of February 2, 2002 and February 3, 2001 and for each of the three fiscal years in the period ended February 2, 2002, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                [LOGO] Gap Inc.

                                 THE GAP, INC.

                               Offer to Exchange

                       8.15% Notes Due December 15, 2005
                       Which Have Been Registered Under
                          The Securities Act of 1933

                                      for

                     $200,000,000 Outstanding Unregistered
                       8.15% Notes Due December 15, 2005

                                      and

                       8.80% Notes Due December 15, 2008
                       Which Have Been Registered Under
                          The Securities Act Of 1933

                                      for

                     $500,000,000 Outstanding Unregistered
                       8.80% Notes Due December 15, 2008

                               -----------------

                                  PROSPECTUS

                               -----------------


                                       , 2002

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Officers and Directors

    The Certificate of Incorporation of the Company, as permitted in Section 102 of the General Corporation Law of the State of Delaware (the "GCL"), eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) paying a dividend or approving a stock repurchase in violation of Delaware law, or (iv) any transactions from which the director derived any improper personal benefit.

    Under the Bylaws of the Company, each director and officer of the Company is entitled to indemnification, as a matter of contractual right, to the fullest extent permitted by the GCL as the same exists or may hereafter be amended, against all expenses, liability and loss incurred in connection with any action, suit or proceeding in which he or she may be involved by reason of the fact that he or she is or was a director or officer of the Company. Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding (other than a derivative action) by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the corporation as an agent of another entity, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. In regard to a derivative action, indemnification may not be made in respect of any matter as to which an officer or director is adjudged to be liable unless the Delaware Court of Chancery, or the court in which such action was brought, shall determine such person is fairly and reasonably entitled to indemnity.

    The Company carries insurance policies in standard form indemnifying its directors and officers against liabilities arising from certain acts performed by them in their respective capacities as such. The policies also provide for reimbursement of the Company for any sums it may be required or permitted to pay pursuant to applicable law to its directors and officers by way of indemnification against liabilities incurred by them in their capacities as such.

Item 21.  Exhibit And Financial Statement Schedules

    (a) Exhibits


Exhibit
  No.   Description
------- -----------
  4.1   Indenture, dated as of November 21, 2001, between The Gap, Inc. and The Bank of New
          York, as Trustee*

  4.2   Exchange and Registration Rights Agreement, dated as of November 21, 2001, between
          The Gap, Inc. and Goldman, Sachs & Co., et al.*

  4.3   Form of Notes (included in Exhibit 4.1)*

  5.1   Opinion of Orrick, Herrington & Sutcliffe LLP*

 12.1   Computation of Ratio of Earnings to Fixed Charges

Exhibit
  No.   Description
------- -----------

 23.1   Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)*

 23.2   Consent of Deloitte & Touche LLP, Independent Certified Public Accountants

 24.1   Power of Attorney*

 25.1   Statement of Eligibility of Trustee on Form T-1*

 99.1   Form of Letter of Transmittal*

 99.2   Form of Notice of Guaranteed Delivery*

 99.3   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*

 99.4   Form of Letter to Clients*

 99.5   Form of Letter to Nominees*

--------
* Previously filed

    (b) Financial Statement Schedules

    None.

Item 22.  Undertakings

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange

Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on April 2, 2002.


                                          THE GAP, INC.

                                          By:      /s/  MILLARD S. DREXLER
                                              ----------------------------------
                                              Name: Millard S. Drexler
                                              Title: Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Form S-4 Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.



         Signature                     Title                     Date
         ---------                     -----                     ----

  /s/  MILLARD S. DREXLER Chief Executive Officer and           April 2, 2002
  -----------------------   Director (Principal Executive
    Millard S. Drexler      Officer)

      /s/  HEIDI KUNZ     Executive Vice President and          April 2, 2002
  -----------------------   Chief Financial Officer
        Heidi Kunz          (Principal Financial and
                            Accounting Officer)

             *            Chairman and Director                 April 2, 2002
  -----------------------
     Donald G. Fisher

             *            Director                              Apri1 2, 2002
  -----------------------
   Adrian D. P. Bellamy

             *            Director                              April 2, 2002
  -----------------------
      Doris F. Fisher

             *            Director                              April 2, 2002
  -----------------------
     Robert J. Fisher

             *            Director                              April 2, 2002
  -----------------------
    Glenda A. Hatchett

             *            Director                              April 2, 2002
  -----------------------
      Steven P. Jobs

          Signature                       Title                    Date
          ---------                       -----                    ----

     /s/  JOHN M. LILLIE      Director                         April 2, 2002
-----------------------------
       John M. Lillie

              *               Director                         April 2, 2002
-----------------------------
         Arun Sarin

              *               Director                         April 2, 2002
-----------------------------
      Charles R. Schwab


    The undersigned, by signing his name hereto, does hereby sign this report on behalf of each of the above-indicated directors of the registrant pursuant to powers of attorney executed by such directors.

*By:       /s/  JOHN M. LILLIE
     -------------------------
              John M. Lillie
             Attorney-in-fact

                                 EXHIBIT INDEX


Exhibit
  No.                                        Description
-------                                      -----------
  4.1   Indenture, dated as of November 21, 2001, between The Gap, Inc. and The Bank of New
          York, as Trustee*

  4.2   Exchange and Registration Rights Agreement, dated as of November 21, 2001, between
          The Gap, Inc. and Goldman, Sachs & Co., et al.*

  4.3   Form of Notes (included in Exhibit 4.1)*

  5.1   Opinion of Orrick, Herrington & Sutcliffe LLP*

 12.1   Computation of Ratio of Earnings to Fixed Charges

 23.1   Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)*

 23.2   Consent of Deloitte & Touche LLP, Independent Certified Public Accountants

 24.1   Power of Attorney*

 25.1   Statement of Eligibility of Trustee on Form T-1*

 99.1   Form of Letter of Transmittal*

 99.2   Form of Notice of Guaranteed Delivery*

 99.3   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9*

 99.4   Form of Letter to Clients*

 99.5   Form of Letter to Nominees*

--------
* Previously filed